Exhibit 99.1

Contacts:
Patrick Machado	Anne Bowdidge
Chief Business & Financial Officer	Investor Relations
(415) 829-4101	(650) 218-6900

MEDIVATION REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

AND PROVIDES CORPORATE UPDATE

— Conference Call Today at 4:30 p.m. Eastern Time —

San Francisco (August 9, 2011) — Medivation, Inc. (Nasdaq: MDVN) today provided a corporate update and reported its financial results for the second quarter ended June 30, 2011.

“We and our partner Astellas continue to work diligently toward our goal of developing MDV3100 across the spectrum of advanced prostate cancer disease states, and are pleased to announce that we expect to report interim analysis data from our post-chemotherapy Phase 3 AFFIRM trial this year,” said David Hung, M.D., president and chief executive officer of Medivation.

“On the corporate front, we continued to build out our management team this past quarter, with the additions of two new vice presidents,” continued Dr. Hung. “Our company’s financial position also remains strong, with more than $182 million in cash at the end of the quarter, including a $3 million milestone payment we received from our partner Astellas in June. Our existing cash is expected to remain adequate to fund our currently budgeted operations into 2013, by which point we expect to have reported data from our ongoing Phase 3 trials in both post-chemotherapy advanced prostate cancer and Alzheimer’s disease.”

Recent Accomplishments and Anticipated Milestones

MDV3100

•

On track to conduct an interim analysis of the Phase 3 AFFIRM trial, which is evaluating the effect of MDV3100 on overall survival in 1,199 men with advanced prostate cancer who have previously been treated with docetaxel-based chemotherapy. The interim analysis will be conducted when 520 events have occurred (80 percent of the 650 total events needed for the final analysis) and must achieve a p-value of 0.024 or better to be successful. Based on the current event rate in the trial, interim analysis results are expected to be reported this year.

•

Continued to enroll patients in the Phase 3 PREVAIL trial, which is evaluating the effect of MDV3100 on overall survival and progression-free survival in men with advanced prostate cancer who have not yet received chemotherapy. This trial is expected to enroll approximately 1,700 chemotherapy-naïve patients globally.

•

Continued to enroll patients in the Phase 2 TERRAIN trial, which is comparing the effect of MDV3100 versus bicalutamide, the most commonly used anti-androgen, on progression-free survival in approximately 370 patients with advanced prostate cancer who have progressed following medical castration with LHRH analog therapy or surgical castration.

•

Initiated a Phase 2 clinical trial in advanced prostate cancer patients who have not had any previous hormonal therapies. This is the first trial to examine the effects of MDV3100 on prostate-specific antigen (PSA) response in patients without a background of medical or surgical castration. The trial is expected to enroll approximately 60 patients in Europe.

•

Announced new data that confirm MDV3100’s anti-tumor effects and tolerability profile seen in the previously reported Phase 1-2 trial and provide further support for the selection of 160 mg per day as the optimal Phase 3 dose. These preliminary results from an ongoing study conducted at MD Anderson Cancer Center in 58 heavily-pretreated patients dosed at 160 mg per day were presented in an oral presentation at the American Society of Clinical Oncology 2011 Annual Meeting.

•

Presented results during the 2011 Era of Hope Conference from a preclinical study conducted by researchers at the University of Colorado Denver demonstrating anti-tumor activity of MDV3100 in multiple breast cancer cell lines, including both androgen-driven and estrogen-driven cell lines.

Dimebon (latrepirdine)

•

On track to report top-line results from the Phase 3 CONCERT trial in the first half of 2012. This 12-month clinical trial in 1,003 patients with mild-to-moderate Alzheimer’s disease is evaluating the potential efficacy of dimebon when added to ongoing treatment with donepezil, the leading approved treatment for mild-to-moderate Alzheimer’s disease.

Corporate

•	Appointed Gretchen Burke as vice president, finance and business processes and Stewart Hallett as vice president, clinical operations.

•	Received a $3 million milestone payment from our partner Astellas related to the initiation of our ongoing Phase 3 PREVAIL trial of MDV3100 in chemotherapy-naïve advanced prostate cancer patients.

Second Quarter 2011 Financial Results

Revenue for the second quarter of 2011 was $15.8 million, consisting of partial recognition of the non-refundable up-front and development milestone payments to date from the Company’s corporate partners Astellas and Pfizer. These payments were recorded as deferred revenue upon receipt and are being recognized as revenue on a straight-line basis over the estimated performance period of the Company’s obligations under the applicable collaboration agreement.

Total operating expenses for the second quarter were $26.2 million, compared with total operating expenses of $23.2 million for the same period in 2010. These figures include non-cash stock-

based compensation expense of $3.7 million in the quarter ended June 30, 2011, compared with $3.2 million for the same period in 2010.

For the six months ended June 30, 2011, total operating expenses were $49.9 million, compared with total operating expenses of $56.7 million for the same period in 2010. These figures include non-cash stock-based compensation expense of $7.3 million in the six months ended June 30, 2011, compared with $6.7 million for the same period in 2010.

Medivation reported a net loss for the quarter ended June 30, 2011, of $9.5 million, or $0.27 per share, compared with a net loss of $7.2 million, or $0.21 per share, for the same period in 2010. For the six months ended June 30, 2011, the net loss was $17.9 million, or $0.52 per share, compared with a net loss of $24.7 million, or $0.73 per share, for the same period in 2010.

Cash, cash equivalents and short-term investments at June 30, 2011 totaled $182.4 million, compared with $207.8 million at December 31, 2010.

2011 Financial Outlook

Medivation continues to expect total operating expenses for 2011, net of cost-sharing payments from Astellas and Pfizer, to be between $100.0 and $110.0 million. This forecast includes approximately $14.0 million of non-cash stock-based compensation expense.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website at www.medivation.com. A replay also will be available for 30 days following the live call.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. Together with its corporate partners Astellas and Pfizer, Medivation currently has investigational drugs in Phase 3 development to treat advanced prostate cancer and mild-to-moderate Alzheimer’s disease. For more information, please visit us at www.medivation.com.

This press release contains forward-looking statements, including statements regarding the continued clinical development of Medivation’s product candidates and potential future progress related thereto, the therapeutic potential of Medivation’s product candidates, the potential completion of patient enrollment in ongoing clinical trials, the planned interim analysis in the AFFIRM study, the anticipated timing of announcement of interim and other data from ongoing clinical trials and other statements with respect to future clinical trial events or results, the continued effectiveness of, and continuing collaborative activities and benefits under, Medivation’s collaboration agreements with Pfizer and Astellas, and Medivation’s anticipated future financial results, including operating expense guidance and the potential sufficiency of Medivation’s cash resources, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of Medivation’s product development activities, the risk that positive results seen in our prior clinical trials may not be predictive of the results of our ongoing or planned clinical trials and the risk that life-prolonging treatments could prevent ongoing or planned MDV3100 trials from succeeding or could reduce any potential survival benefit that may be shown in these trials even if they do succeed, difficulties or delays in enrolling and retaining patients in Medivation’s clinical trials, including as a result of the availability of competing treatments or clinical trials of competing drugs for the same indication, partnering of Medivation’s product candidates, including Medivation’s dependence on the efforts of and funding by Astellas and Pfizer for the development of MDV3100 and dimebon, respectively, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreements, the manufacturing of Medivation’s product candidates, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended June 30, 2011, filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

~financial statements follow~

MEDIVATION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Collaboration revenue	$15,799	$15,792	$30,508	$31,526

Operating expenses:
Research and development	19,139	18,255	36,757	43,837
Selling, general and administrative	7,036	4,974	13,192	12,813

Total operating expenses	26,175	23,229	49,949	56,650

Loss from operations	(10,376)	(7,437)	(19,441)	(25,124)

Other income (expense):
Interest income	9	80	50	193
Other income (expense)	(99)	117	(432)	226

Total other income (expense)	(90)	197	(382)	419

Net loss before income tax	(10,466)	(7,240)	(19,823)	(24,705)
Income tax expense (benefit)	(992)	—	(1,897)	—

Net loss	$(9,474)	$(7,240)	$(17,926)	$(24,705)

Basic and diluted net loss per common share	$(0.27)	$(0.21)	$(0.52)	$(0.73)

Weighted average common shares used in the calculation of basic and diluted net loss per share	34,888	34,053	34,776	34,006

MEDIVATION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	June 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$182,286	$107,717
Short-term investments	75	100,039
Receivable from collaboration partners	14,763	21,188
Prepaid expenses and other current assets	6,791	8,067

Total current assets	203,915	237,011
Property and equipment, net	796	862
Restricted cash	843	843
Other non-current assets	2,760	887

Total assets	$208,314	$239,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,285	$3,229
Accrued expenses	24,201	21,399
Deferred revenue	59,762	59,153
Other current liabilities	459	5,193

Total current liabilities	90,707	88,974

Deferred revenue, net of current	113,390	141,507
Other non-current liabilities	1,296	1,438

Total liabilities	205,393	231,919

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 50,000,000 shares authorized; issued and outstanding shares 34,906,744 at June 30, 2011 and 34,573,829 at December 31, 2010	349	346
Additional paid-in capital	231,948	218,786
Accumulated other comprehensive gain	—	2
Accumulated deficit	(229,376)	(211,450)

Total stockholders’ equity	2,921	7,684

Total liabilities and stockholders’ equity	$208,314	$239,603